Exhibit 10.22

CREDIT AGREEMENT

Lender:

Regions Bank

Borrowers:

Raymond James Investments, LLC

RJ Securities, Inc.

RJC Forensics, LLC

RJC Event Photos, LLC

Morgan Properties, LLC

Dated:

As of April 2, 2012

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit 2.5(b)	-	Form of Collateral Value Certification
Exhibit 4.3(c)	-	Form of Notice of Borrowing
Exhibit 6.11	-	Form of Operating Agreement Amendment

Schedule 1.1(a)	-	Auction Rate Securities (Included in Collateral)
Schedule 1.1(a)(2)	-	Schedule of Auction Rate Securities Valuations
Schedule 1.1(b)	-	Private Equity Securities
Schedule 1.1(c)	-	Excluded Auction Rate Securities
Schedule 5.5(c)(i)	-	Liens
Schedule 5.5(c)(ii)	-	Funding Obligations
Schedule 5.12	-	Subsidiaries
Schedule 7.2	-	Indebtedness

- iii -

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into as of April 2, 2012, by REGIONS BANK, an Alabama banking corporation (“Lender”); RAYMOND JAMES INVESTMENTS, LLC, a Florida limited liability company (“RJI”); RJ SECURITIES, INC., a Florida corporation (“RJS”); RJC FORENSICS, LLC, a Delaware limited liability company (“Forensics”); RJC EVENT PHOTOS, LLC, a Delaware limited liability company (“Photos”); and MORGAN PROPERTIES, LLC, a Tennessee limited liability company (“Properties”; RJI, RJS, Forensics, Photos and Properties are referred to collectively as “Borrowers”).

RECITALS:

A. Borrowers have requested that Lender extend to Borrowers a loan in the principal amount of up to Two Hundred Million and No/100 Dollars ($200,000,000).

B. Lender has agreed to extend such loan to Borrowers, on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, as an inducement to cause Lender to extend the credit described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lender and Borrowers agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1	Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Advance” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Birmingham, Alabama are authorized or required by law to remain closed; provided that, when used in connection with the LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.

“CFTC” means the U.S. Commodities Future Trading Commission.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Equity Interests in Guarantor representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Guarantor; (b) persons who were (i) directors of Guarantor on the date hereof, (ii) nominated by the board of directors of Guarantor or (iii) appointed by directors who were directors of Guarantor on the date hereof or were nominated as provided in clause (ii) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of Guarantor (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of Guarantor; (c) the acquisition after the Closing Date of direct or indirect Control of Guarantor by any Person or group (within the foregoing meaning); (d) the occurrence of any “change in control” (or similar event, however denominated) with respect to Guarantor under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Guarantor; or (e) RJI ceases to Control any of RJS, Forensics, Photos, or Properties, unless in connection with a Permitted Disposition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.1.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property now or hereafter securing the Obligations.

“Collateral Valuation Date” means (a) the Closing Date, (b) any date after the Closing Date on which an additional Advance is requested pursuant to Section 2.1, (c) the Compliance Date, and (d) the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2012.

“Collateral Value” means the sum of the Eligible Auction Rate Securities Value and the Eligible Private Equity Securities Value.

“Collateral Value Certification” means a certificate in the form attached hereto as Exhibit 2.5(b).

“Compliance Date” means May 16, 2012.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means the charter, articles of incorporation, certificate of incorporation, bylaws, shareholders’ agreement, articles of formation, certificate of formation, operating agreement, limited partnership agreement, and any other document that creates a legal entity or establishes or materially affects its governance.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Dollars” or “$” means the lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Article 4 are satisfied (or waived by Lender).

“Eligible Auction Rate Securities” means the Pledged Auction Rate Securities that are listed in Schedule 1.1(a) attached hereto, and any similar auction rate securities pledged by a Borrower after the Closing Date as additional collateral pursuant to Section 2.5(b) and approved by Lender in writing, to the extent that, as of the applicable Collateral Valuation Date, (a) they are owned by a Borrower subject to a valid first priority perfected security interest in favor of Lender to secure the Obligations, (b) if they are “certificated securities” under Article 8 of the applicable version of the Uniform Commercial Code, the original certificates are in Lender’s possession, together with any appropriate indorsements, (c) if they are “uncertificated securities” under Article 8 of the applicable version of the Uniform Commercial Code, they are held by a securities intermediary subject to a control agreement acceptable to Lender, (d) they are valid obligations of the issuers thereof, free of any claim, defense, right of setoff, or other such impairment, and (e) they are obligations of issuers who are not known or believed to be insolvent or to be subject to any Bankruptcy Event.

“Eligible Auction Rate Securities Value” means, (a) for a Collateral Valuation Date prior to June 30, 2012, the fair market value of the Eligible Auction Rate Securities as carried on the books of Borrowers or their Affiliates as of December 31, 2011, as designated in Schedule 1.1(a) attached hereto, (b) for Collateral Valuation Dates so indicated on Schedule 1.1(a)(2) attached hereto, the fair market value of the Eligible Auction Rate Securities determined as of the applicable Collateral Valuation Date by PricewaterhouseCoopers, BlackRock, PIMCO, or another qualified investment professional approved by Lender, in its reasonable discretion, pursuant to a written appraisal addressed to Lender (or addressed to both Lender and one or more Borrowers) applying a customary definition of fair market value and applying customary methodologies and measures of diligence, and (c) for Collateral Valuation Dates so indicated on Schedule 1.1(a)(2), the fair market value of the Eligible Auction Rate Securities determined by Borrowers using internal staff to update the values last determined as of the applicable Collateral Valuation Date by PricewaterhouseCoopers, BlackRock or PIMCO, and applying methodologies consistent with those applied by PricewaterhouseCoopers, BlackRock, PIMCO, or other third party in the most recent valuation, to the extent disclosed, and otherwise applying a customary definition of fair market value and applying reasonable methodologies and measures of diligence. Borrowers shall pay the cost of obtaining such valuations.

“Eligible Private Equity Securities” means the Pledged Private Equity Securities that are listed in Schedule 1.1(b) attached hereto, and any similar private equity securities pledged by a Borrower after the Closing Date as additional collateral pursuant to Section 2.5(b) and approved by Lender in writing, to the extent that, as of the applicable Collateral Valuation Date, (a) they are owned by a Borrower subject to a valid first priority perfected security interest in favor of Lender to secure the Obligations, (b) if they are “certificated securities” under Article 8 of the applicable version of the Uniform Commercial Code or “instruments” under Article 9 of the applicable version of the Uniform Commercial Code, the original certificates or instruments are in Lender’s possession, together with any appropriate indorsements, (c) if they are “uncertificated securities” under Article 8 of the applicable version of the Uniform Commercial Code, they are held by a securities intermediary subject to a control agreement acceptable to Lender, (d) they are valid equity interests in or obligations of the issuers thereof, free of any claim, defense, right of setoff, or other such impairment, other than as set forth on Schedule 5.12, (e) they are equity interests in or obligations of issuers who are not known or believed to be insolvent or to be subject to any Bankruptcy Event, and (f) Borrowers have delivered to Lender, in form and substance acceptable to Lender, in its reasonable discretion, the applicable executed consent of a general partner or other appropriate Person(s) necessary to permit the grant of the security interest therein pursuant to the Security Agreement, and permit the future exercise of Lender’s otherwise lawful remedies under the Security Agreement, in each case without invoking a right of first refusal, causing a breach, changing voting rights, creating a discount purchase right, or otherwise changing any rights or duties under the terms of the applicable Constituent Documents as they are written; provided, however, the requirements of this subsection (f) shall not apply until the Compliance Date.

“Eligible Private Equity Securities Value” means (a) for a Collateral Valuation Date prior to June 30, 2012, the fair market value of the Eligible Private Equity Securities as carried on the books of Borrowers or their Affiliates as of December 31, 2011, as designated in Schedule 1.1(b) attached hereto, and (b) for all subsequent Collateral Valuation Dates (i.e., beginning June 30, 2012), the fair market value of the Eligible Private Equity Securities as carried on the books of Borrowers in accordance with GAAP as of the applicable Collateral Valuation Date; provided, however, that no Eligible Private Equity Security may be valued at an amount that is greater than the amount designated in Schedule 1.1(b) attached hereto plus an increase of five percent (5%) per Loan Year. Guarantor shall certify the accuracy of each quarterly Collateral Value Certification as to the value of Eligible Private Equity Securities by a Certification of Guarantor in the form included in Exhibit 2.5(b) attached hereto. Additionally, Borrowers shall deliver to Lender (a) on or before July 15 of each year (except for Plasma Systems Holdings, Inc. and its Affiliates, which shall be delivered on or before November 15 of each year), a complete internally-prepared valuation of each of the Eligible Private Equity Securities as of the end of the previous fiscal year, including calculations and analysis, and (b) as they become available, and in any event before May 30 of each year (except for Plasma Systems Holdings, Inc. and its Affiliates, which shall be delivered on or before September 30 of each year), annual audited financial statements on each of the Issuers of Eligible Private Equity Securities.

“Environmental Laws” means all statutes, rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental monitoring or remediation, fines, penalties, indemnities and consultant or other expert fees), directly or indirectly resulting from or based upon (a) compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance by a Borrower of any Equity Interests or any securities that derive their value or rate of return by reference to Equity Interests in such Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by a Borrower, any Subsidiary or any

ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by a Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by a Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which a Borrower, any Subsidiary or any ERISA Affiliate could be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of a Borrower, any Subsidiary or any ERISA Affiliate.

“Events of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Auction Rate Securities” means the auction rate securities described in Schedule 1.1(c) attached hereto.

“Excluded Consent Interests” means interests in Pledged Private Equity Securities, only to the extent that, at the time of determination, the grant of the security interest therein under the Security Agreement would cause an enforceable breach, change of voting rights, accrual of a discount purchase right, or other change in any rights or duties under the terms of the applicable Constituent Documents to the material detriment of the holder of the Pledged Private Equity Securities. In determining whether a restriction is “enforceable” under the preceding sentence, Sections 9-406 and 9-408 of the Uniform Commercial Code and any other applicable limitations on the enforceability of restrictions on the transfer of Property shall be taken into full account. Additionally, to avoid doubt, any portion of the rights arising from Pledged Private Equity Securities to which such restrictions on transfer are not enforceable (such as in some instances the right to receive “payment intangibles” incidental to a limited liability company interest even if the right to take a security interest in the membership interest itself might be enforceably restricted under applicable law) shall not be Excluded Consent Interests, but shall be subject to the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.10 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“FINRA” means the Financial Industry Regulatory Authority.

“Fiscal Quarter” means a three-month period corresponding to calendar quarters.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include indorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, (i) in the case of any Guarantee the terms of which limit the monetary exposure of the guarantor, the maximum monetary exposure as of such date of the guarantor under such Guarantee giving effect to such limitation or (ii) in the case of any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee, as determined reasonably and in good faith by the chief financial officer of RJI).

“Guarantor” means Raymond James Financial, Inc., a Florida corporation.

“Guaranty” means that Guaranty Agreement dated as of the Closing Date executed by Guarantor.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated by any Governmental Authority.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or the Subsidiaries shall be a Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such

Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all obligations of such Person arising under agreements to repurchase securities, (f) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.4(b).

“Information” has the meaning set forth in Section 9.13.

“Initial Advance” means the Advance made on the Closing Date.

“Interest Payment Date” means the second day of each month, beginning on May 2, 2012.

“Interest Period” means the period commencing on a date and ending on the next Interest Payment Date or, if sooner, on the Maturity Date. An initial Interest Period shall commence on the date on the Initial Advance is made to Borrowers hereunder, and Lender shall calculate successive Interest Periods thereafter without interruption.

“Investment” of a Borrower or any Subsidiary means any (a) loan, advance (other than (i) commission, bonus, travel and similar advances to officers and employees made in the ordinary course of business and (ii) non-recourse loans to directors, officers and employees of a Borrower or any Subsidiary for investments in Borrower/Subsidiary-sponsored investment programs), extension of credit (other than accounts receivable and customer loans secured by customer securities, in each case arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stock, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; (c) deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Investment Fund” means a limited partnership, limited liability company or other Person which is not a Borrower and which operates for the purpose of making and/or administering equity and/or debt investments.

“LIBO Rate” means, for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means this Agreement, the Promissory Note, the Guaranty, the Security Documents and all other documents now or hereafter executed by any Borrower and/or Guarantor in connection with the Loan.

“Loan Year” means an annual period beginning on the Closing Date and each anniversary thereof.

“Material Adverse Effect” means an event or condition that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Borrowers, the Subsidiaries and the Guarantor, taken as a whole, (b) the ability of any Borrower to perform its obligations under the Loan Documents or the ability of Guarantor to perform its obligations under the Guaranty or (c) the rights of or benefits available to Lender under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan), or obligations in respect of one or more Hedging Agreements, of any one or more of Borrowers, the Subsidiaries or Guarantor in an aggregate principal amount of $25,000,000 or more. For purposes of determining Material Indebtedness hereunder, the “principal amount” of the obligations of Borrowers, any Subsidiary or Guarantor in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrowers, Subsidiaries or Guarantor would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means April 2, 2015.

“Maximum Rate” has the meaning set forth in Section 9.1.

“MSRB” means the Municipal Securities Rulemaking Board.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions) paid in connection with such event by a Borrower and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by a Borrower and the Subsidiaries as a result of such event to repay Indebtedness secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by a Borrower and the Subsidiaries, and the amount of any reserves established by a Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be a receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Notice of Borrowing” means a notice in the form attached hereto as Exhibit 4.3(c).

“NYSE” means the New York Stock Exchange Euronext.

“Obligations” means (a) the due and punctual payment by Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of Borrowers under this Agreement and the other Loan

Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of Borrowers under or pursuant to this Agreement and the other Loan Documents.

“OCC” means the United States Treasury Department Office of the Comptroller of the Currency.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Disposition” has the meaning set forth in Section 7.6.

“Permitted Distributions” means any distribution made at a time that no Default or Event of Default exists and which consists entirely of Excluded Auction Rate Securities.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Auction Rate Securities” means all present and future auction rate securities owned by any Borrower, including, but not limited to, those listed in Schedule 1.1(a) attached hereto, except for the Excluded Auction Rate Securities, which shall not be subject to the Security Agreement.

“Pledged Borrower Equity” means Equity Interests issued by RJS, Forensics, Photos and Properties, and in which RJI grants Lender a security interest pursuant to the Security Agreement.

“Pledged Private Equity Securities” means all present and future Equity Interests (except for Pledged Borrower Equity) and debt securities owned by any Borrower, including, but not limited to, those listed in Schedule 1.1(b) attached hereto, except for the Excluded Consent Interests, which shall not be subject to the Security Agreement.

“Pledged Securities” means the Pledged Auction Rate Securities, the Pledged Private Equity Securities, and the Pledged Borrower Equity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Regions Bank as its prime rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Promissory Note” has the meaning set forth in Section 2.1.

“Property” means all property, whether real, personal, or mixed.

“Provisional Collateral Value” means the Collateral Value, calculated to allow Pledged Private Equity Securities to be regarded as Eligible Private Equity Securities even though they do not satisfy eligibility requirements that are within the post-closing requirements of Section 6.10. To avoid doubt, as also provided elsewhere in this Agreement, the Provisional Collateral Value shall apply only to Collateral Valuation Dates occurring on the Closing Date and on the dates of requests for additional Advances, and shall not apply on or after the Compliance Date.

“RJC Management” has the meaning set forth in Section 7.6.

“Reduction/Prepayment Event” means:

(a) any Equity Issuance;

(b) any Permitted Disposition;

(c) any receipt of funds by a Borrower, or any Borrower’s having a present right to receive or control funds in the possession of another Person such that the Property is available to such Borrower for application to the Obligations, arising from (i) a liquidity event or asset liquidation event experienced by an Investment Fund in which a Borrower owns an interest, including, but not limited to, (A) a sale of any Property by such an Investment Fund, and (B) the receipt of payment in whole or in part of principal of a loan held by such an Investment Fund, or (ii) the distribution of interest, fees or any other such funds by an Investment Fund, but only to the extent that distributions under this subsection (ii) exceed $100,000 in any Fiscal Quarter;

(d) any receipt of funds by a Borrower, or any Borrower’s having a present right to receive or control funds in the possession of another Person such that the Property is available to such Borrower for application to the Obligations, arising from (i) an asset liquidation event other than a Permitted Disposition, including, but not limited to, the repayment in whole or in part of principal of a loan held directly by a Borrower or Subsidiary, or (ii) the receipt of interest, fees or any other such funds, but only to the extent that distributions under this subsection (ii) exceed $100,000 in any Fiscal Quarter.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration on, into or through the environment or within or upon any building, structure, facility or fixture.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in a Borrower or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in a Borrower or any Subsidiary.

“Rule 15c3-1” means Rule 15c3-1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that Security Agreement dated as of the Closing Date pursuant to which Borrowers grant to Lender a first priority perfected security interest in all of their personal property, fixtures and other assets, except for the Excluded Auction Rate Securities and the Excluded Consent Interests.

“Security Documents” means the Security Agreement and all control agreements, financing statements and other documents ancillary thereto, and any other documents which secure the Obligations.

“Self-Regulatory Organization” has the meaning set forth in Section 3(a)(26) of the Exchange Act.

“SIPA” means the Security Investor Protection Act of 1970.

“SIPC” means the Securities Investor Protection Corporation.

“Subrogation Rights” means all rights of indemnity, exoneration, subrogation, contribution, and any other such rights that may apply to co-borrower relationships such as those among Borrowers respecting the Obligations.

“Subsidiary” means, with respect to any Borrower (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by a Borrower of this Agreement, the borrowing of the Loan and the use of the proceeds thereof, and (b) the payment of fees and expenses incurred in connection with the foregoing.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

1.3    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if a Borrower, by notice to Lender, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender, by notice to a Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of a Borrower or any Subsidiary at “fair value,” as defined therein.

1.4    Effectuation of Transactions. On the Effective Date, all references herein to a Borrower and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of a Borrower contained in this Agreement shall be deemed made, in each case, after giving effect to the Transactions to occur on each date on which proceeds of the Loan are disbursed to Borrowers, unless the context otherwise requires.

ARTICLE 2

LOAN

2.1    Amount of Loan; Promissory Note. Lender agrees to lend to Borrowers up to Two Hundred Million and No/100 Dollars ($200,000,000) (the “Loan”), on the terms and conditions set forth in this Agreement. The Loan shall be further evidenced by that Promissory Note made by Borrowers dated as of the Closing Date payable to the order of Lender in the amount of the Loan (the “Promissory Note”). The proceeds of the Loan may be disbursed in multiple advances (each, an “Advance”) through the Compliance Date, by wire transfer in immediately available funds. No Advances will occur after the Compliance Date. Amounts repaid or prepaid in respect of the Loan may not be reborrowed.

2.2    Use of Proceeds. The proceeds of the Loan shall be disbursed by Borrowers to Guarantor and used by Guarantor for working capital and general corporate purposes.

2.3    Repayment of Loan. Borrowers hereby unconditionally promise to pay to Lender the then unpaid principal amount of the Loan on the Maturity Date.

2.4    Records of Loan. The records maintained by Lender shall be prima facie evidence of the existence and amounts of the obligations of Borrowers in respect of the Loan and interest and other amounts due or accrued hereunder; provided that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligation of Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

2.5    Prepayment of Loan.

(a) Optional Prepayments. Borrowers shall have the right, without penalty or premium but subject to Section 2.8, at any time and from time to time, to prepay the Loan in whole or in part, subject to the requirements of this Section. Borrowers shall notify Lender by telephone (confirmed by hand delivery or facsimile) of any such optional prepayment not later than 11:00 a.m., Tampa, Florida time, 3 Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date.

(b) Mandatory Prepayments to Maintain Loan to Value Ratio. On each of (a) the date of any request for an Advance after the Closing Date, (b) the Compliance Date, and (c) the date which is within 30 days after each quarterly Collateral Valuation Date beginning June 30, 2012, Borrowers shall deliver to Lender a Collateral Value Certification as of such Collateral Valuation Date in the form attached as Exhibit 2.5(b) or in such other form as Lender reasonably may require. If the outstanding principal balance of the Loan as of a Collateral Valuation Date equals more than seventy percent (70%) of the Collateral Value (or of the Provisional Collateral Value, in the case of Advances made prior to the Compliance Date), Borrowers, within 3 Business Days after their delivery of such calculation, either (i) shall prepay sufficient principal on the Loan, or (ii) shall pledge additional Collateral acceptable to Lender, in its sole discretion, such that the outstanding principal balance of the Loan (calculated as of the Collateral Valuation Date on a pro forma basis that includes the remedial action as though then taken) is equal to no more than seventy percent (70%) of the Collateral Value (or Provisional Collateral Value, if applicable).

(c) Reduction/Prepayment Events. In the event and on each occasion that, after the making of the Loan, any Net Proceeds are received by or on behalf of any Borrower in respect of any Reduction/Prepayment Event, (i) on the day of such receipt such Borrower shall provide to Lender written notice thereof, setting forth the nature of such Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) on the day of such receipt such Borrower shall, without penalty or premium, prepay the Loan in an amount equal to such Net Proceeds.

(d) Procedure for Prepayments. Each notice delivered pursuant to paragraph (a) of this Section shall specify the principal amount of the Loan to be prepaid. Each partial prepayment of the Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, except as necessary to apply fully the required amount of a mandatory prepayment or reduction payment. Optional prepayments shall be accompanied by accrued interest thereon.

2.6    Interest.

(a) Rate of Interest. The Loan shall bear interest at the LIBO Rate for the Interest Period in effect plus two hundred seventy-five basis points (2.75%). Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable to the Loan as provided in this Section.

(b) Payment of Interest. Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date; provided that in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) Calculation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate or LIBO Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

(d) Alternate Rate of Interest. If prior to the commencement of any Interest Period:

(i)	Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii)	Lender determines that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan for such Interest Period;

then Lender shall give notice (which may be telephonic) thereof to a Borrower as promptly as practicable thereafter and, until Lender determines that the circumstances giving rise to such notice no longer exist, the Loan shall bear interest at the Prime Rate plus 100 basis points (1.00%).

2.7    Increased Costs.

(a) Reserves and Other Charges. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; (ii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan; or (iii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to Lender of continuing or maintaining the Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, from time to time upon request of Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs or expenses incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, or the Loan, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certification. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay Not Waiver. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that Lender notifies Borrowers of the Change in Law giving rise to such increased costs or expenses or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.8    Break Funding Payments. Except for any payments made pursuant to Sections 2.5(b) and (c) of this Agreement, in the event of the payment of any principal of the Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), Borrowers shall compensate Lender for any loss, cost and expense attributable to such event. Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of the Loan had such event not occurred, at the LIBO Rate-based interest rate that would have been applicable to such amount of the Loan, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate Lender would bid if it were to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of Lender delivered to Borrowers and setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.9    Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d) Indemnification by Borrowers. Borrowers shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

2.10    Withholding.

(a) Backup Withholding. Lender shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by Borrowers as will permit payments made under this Agreement to be made without withholding Tax or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(b) W-9. Without limiting the foregoing, Lender shall deliver to Borrowers from time to time upon the reasonable request of Borrowers, executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. Federal backup withholding tax.

(c) FATCA. If a payment made to Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrowers at the time or times prescribed by law and at such time or times reasonably requested by Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for Borrowers to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Updates. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so.

2.11    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.12    Payments Generally. Borrowers shall make each payment required to be made by them hereunder prior to the time expressly required hereunder for such payment (or, if no such time is expressly required, prior to 12:00 noon, Tampa, Florida time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

ARTICLE 3

RELATIONSHIP OF BORROWERS

Borrowers jointly and severally represent and warrant to Lender, and agree with Lender, as set forth below in this Article.

3.1    Joint and Several Liability. Borrowers are interdependent for their operational and financial needs, and they and Lender intend that each Borrower be jointly and severally liable for each monetary obligation, warranty and covenant obligation arising under this Agreement. This Agreement is fair to all Borrowers, and the delivery of funds to any Borrower under this Agreement shall constitute valuable and fair consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations. Lender may enforce this Agreement against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower.

3.2    Administration. Each Borrower hereby irrevocably designates and appoints RJI as such Borrower’s agent hereunder to act on behalf of all Borrowers for the purposes of giving and receiving notices and consents and otherwise acting in the administration of this Agreement. Any dealing of RJI with Lender under this Agreement or any other Loan Document shall be deemed for the benefit of, and on behalf of, all Borrowers.

3.3    Unconditional Obligation. The unconditional liability of each Borrower for the entire amount of the Obligations shall not be impaired by any event whatsoever other than indefeasible payment in full, including the merger, consolidation, dissolution, cessation of business, or liquidation of any Borrower; the financial decline or bankruptcy of any Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; Lender’s compromise or settlement with or without release of any Borrower, with or without reservation of rights; Lender’s release of any collateral for the Obligations, with or without notice to any Borrower; Lender’s forbearance in the exercise of any available remedies, including the failure to file suit against any Borrower; Lender’s failure to give any Borrower notice of default; the unenforceability or reduction of the Obligations against any Borrower due to bankruptcy discharge, affirmative defense, counterclaim, or for any reason other than indefeasible payment in full; Lender’s acceleration of or failure to accelerate the Obligations; the extension, modification, or renewal of the Obligations, with or without notice to any Borrower; Lender’s failure to undertake or exercise diligence in collection efforts against any party or Collateral; the termination of any relationship of any Borrower with any other Borrower, including, without limitation, any relationship of commerce or ownership; any Borrower’s change of name or use of any name other than the name used to identify such Borrower in this Agreement; or any Borrower’s use of the credit extended by Lender for any purpose whatsoever.

3.4    Subrogation Rights. Borrowers’ respective Subrogation Rights with respect to the Obligations are not impaired by this Agreement, and liability for the

Obligations shall be allocated among Borrowers in the application of Subrogation Rights as to best uphold the validity of this Agreement and to give effect to Section 3.5; provided, however, each Borrower agrees not to make any claim against or seek any payment directly or indirectly from another Borrower with respect to any Subrogation Right until the Obligations have been indefeasibly paid in full.

3.5    Savings Provision. If, notwithstanding the contrary agreement and intention of the parties hereto, the liability of any Borrower hereunder for the entire amount of the Obligations shall be subject to avoidance, reduction or limitation under any state or federal fraudulent conveyance law or other law that may be determined to be applicable, the liability of such Borrower shall be limited to the maximum amount for which such Borrower may be liable without legal impairment.

3.6    Solvency. Giving effect to the Transactions and the anticipated use of proceeds of the Loan, (i) the fair value of the Property of each Borrower is greater than the total amount of liabilities of such Person, (ii) each Borrower has capital that is not unreasonably small relative to its present and anticipated activities, and (iii) no Borrower has incurred, nor does any Borrower intend to incur, liabilities beyond its ability to repay as they become due.

3.7    Suretyship Rights. Borrowers waive any suretyship defenses that may be found applicable to their obligations hereunder, including, but not limited to, the defense of impairment of collateral and any defense based upon lack of notice of any event.

3.8    Independent Existence. The joint and several liability of Borrowers under this Agreement does not impair their separate legal existence, and Borrowers warrant and represent that they do, and agree that they shall continue to, conduct their affairs as to maintain their separate legal existence.

ARTICLE 4

CONDITIONS

4.1    Documentary Conditions to Closing. As conditions to the Initial Advance, Lender shall have received all of the following documents, in form and substance acceptable to Lender and its counsel:

(a) this Agreement;

(b) the Promissory Note;

(c) the Security Agreement;

(d) irrevocable proxies and (as to the stock of RJS only) an original stock certificate and detached power of attorney, in relation to the pledge of the equity of Borrowers (other than RJI);

(e) control agreements in relation to all Pledged Auction Rate Securities;

(f) the Guaranty;

(g) certificates confirming the Constituent Documents for, existence of, and authority of all Borrowers and Guarantor;

(h) a written opinion(s) (addressed to Lender and dated the Closing Date) of counsel for Borrowers and Guarantor; and

(i) such other documents as Lender may reasonably require.

4.2    Additional Conditions to Closing. As conditions to the Initial Advance, the following additional conditions shall have been satisfied in a manner approved by Lender and its counsel:

(a) there must be no Material Adverse Effect or other adverse change since the dates of issuance of the most recent financial statements of Borrowers and/or Guarantor;

(b) Borrowers’ payment of all of Lender’s reasonable out-of-pocket diligence expenses and the reasonable and documented fees and expenses of Lender’s counsel; and

(c) such other conditions as Lender may reasonably require.

4.3    Conditions to All Advances. As conditions to each Advance hereunder, the following conditions shall have been satisfied in a manner approved by Lender and its counsel:

(a) all conditions set forth in Sections 4.1 and 4.2 shall continue to be satisfied;

(b) each of the representations and warranties made by or on behalf of Borrowers or any of their respective Subsidiaries contained in this Agreement or the other Loan Documents shall be true in all material respects both as of the date on which they were made and as of the date of the requested Advance;

(c) Lender shall have received from Borrowers a written Notice of Borrowing (which must be received no later than 12:00 noon, Tampa, Florida time, at least 1 Business Day and not more than 5 Business Days before the date of the requested Advance; provided, however, the Initial Advance may be requested and funded on the Closing Date) and any other documents and information reasonably requested by Lender;

(d) Lender shall have received a then current Collateral Value Certification evidencing that on the date of the requested Advance, Borrowers will be in compliance with the loan-to-value requirement described in Section 2.5(b) of this Agreement;

(e) no Default or Event of Default exists as of the date of the requested Advance; and

(f) Borrowers shall have satisfied any other conditions as Lender may reasonably require.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Borrowers jointly and severally represent and warrant to Lender that, as of the Closing Date (unless otherwise specified):

5.1    Organization; Powers. (a) Each Borrower is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) each Borrower has all power and authority, all material Governmental Approvals and all material authorizations, consents, permits, licenses and registrations from and with any Self-Regulatory Organization or securities exchange required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (c) each Borrower is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except, in the case of sub-clauses (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.2    Authorization; Enforceability. The Transactions are within each Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3    Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, Self-Regulatory Organization or securities exchange to be obtained or made by any Borrower or any Subsidiary, except such as have been obtained or made and are (or will so be) in full force and effect, (b) will not violate any law, including any order of any Governmental Authority, applicable to any Borrower or any Subsidiary, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Borrower or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon any Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and subject, to the extent necessary, to consents to be obtained pursuant to Section 6.10, and (e) will not result in the creation or imposition of any Lien on any asset of a Borrower or any Subsidiary, except pursuant to this Agreement.

5.4    Financial Condition; No Material Adverse Change. Except as disclosed in the financial statements previously delivered to Lender or the notes thereto, as of the Closing Date, neither Borrowers nor any Subsidiary has any material contingent liabilities, unusual long term commitments or unrealized losses that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Since December 31, 2011, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of Borrowers and the Subsidiaries, taken as a whole.

5.5    Properties.

(a) Title to Property. Each Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 7.3.

(b) Intellectual Property. Each Borrower and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted and proposed to be conducted, without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by a Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by a Borrower or any Subsidiary is pending or, to the knowledge of a Borrower or any Subsidiary, threatened against a Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Pledged Securities. The Pledged Securities all are duly issued and outstanding Equity Interests or debt obligations, as applicable. Except as set forth on Schedule 5.5(c)(i), the applicable Borrower has good title to the Pledged Securities attributed to it in the Schedules hereto, free of any Lien except as permitted in this Agreement. Except as set forth on Schedule 5.5(c)(ii), all Equity Interests included in the Pledged Securities are non-assessable (including, but not limited to, funding obligations to limited partnerships, all of which have expired). Borrowers are in compliance with their obligations under the Pledged Securities in all material respects, and to the knowledge of Borrowers, no issuer or other party thereto is in breach of any obligations thereunder in any material respect. The execution, delivery and performance of the Loan Documents (including, but not limited to, the grant of a security interest therein and the exercise of remedies provided for in the Loan Documents) do not cause a breach, change voting rights, create a discount purchase right, or otherwise change any rights or duties under the terms of the applicable Constituent Documents to the detriment of the holder of the Pledged Private Equity Securities. Schedules 1.1(a) and 1.1(b) include the initial collateral values assigned to the Pledged Auction Rate Securities and the Pledged Private Equity Securities for the determination of the adequacy of the Collateral under Section 2.5(b). The values assigned thereto evidence the fair market value thereof as determined by Borrowers in their reasonable discretion in accordance with a customary definition of fair market value and applying customary methodologies, including taking appropriate discounts for illiquidity and minority interests, and with appropriate reliance upon past valuations used for accounting purposes.

5.6    Litigation. There are no actions, suits or proceedings by or before any arbitrator, Governmental Authority, Self-Regulatory Organization or securities exchange pending against or, to the knowledge of any Borrower, threatened against or affecting a Borrower or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement or the Transactions.

5.7    Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability accruing to a Borrower or any Subsidiary or any of their predecessors or (iv) knows of any basis for any Environmental Liability accruing to any Borrower or any Subsidiary or any of their predecessors.

5.8    Compliance with Laws and Agreements.

(a) General Compliance. Each Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, and all rules, regulations, orders, decrees or restrictions of any Self-Regulatory Organization or securities exchange, applicable to it or its property (including the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Bank Holding Company Act of 1956, the Commodity Exchange Act, Environmental Laws, ERISA and the applicable rules and regulations of the SEC, the Board of Governors, FINRA, NYSE, MSRB, CFTC, FDIC and OCC) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect. No Default has occurred and is continuing. Without limiting the foregoing, each Borrower and each Subsidiary is in compliance with all applicable capital requirements of all Governmental Authorities (including Rule 15c3-1 and, as applicable, OCC and Board of Governors capital requirements).

(b) Compliant Use of Proceeds. No part of the proceeds of the Loan will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

5.9    Investment Company Status. No Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.10    Taxes. Each Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) a Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.11    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all liabilities under each Plan did not, individually or in the aggregate, exceed the fair market value of the assets of each Plan or of all underfunded Plans (as applicable) by an amount that, if required to be paid as of such date by a Borrower, any Subsidiary, or any ERISA Affiliate, could reasonably be expected to result in a Material Adverse Effect.

5.12    Subsidiaries. Schedule 5.12 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by a Borrower or any Subsidiary in, each Subsidiary, and identifies each Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5.12, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which a Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

5.13    Insurance. Each Borrower and each Subsidiary maintains, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

5.14    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of a Borrower or any Subsidiary to Lender in connection with the negotiation of this Agreement, included herein or furnished hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, each Borrower represents only that such information was prepared in good faith based upon accounting principles consistent in all material respects with GAAP and Regulation S-X under the Securities Act (except as otherwise expressly disclosed in such forecasts and projections) and assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that forecasts and projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such forecasts and projections will be achieved).

5.15    Federal Reserve Regulations. No part of the proceeds of the Loan will be used, directly or indirectly, for any purpose that entails a violation of any of Regulations T, U and X of the Board of Governors. Not more than 25% of the value of the assets of each Borrower and each Subsidiary subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other agreement to which Lender or Affiliate of Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Obligations have been satisfied in full, Borrowers covenant and agree with Lender that:

6.1    Financial Information. Borrowers will furnish or cause to be furnished to Lender promptly after any request therefor, such information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of a Borrower or any Subsidiary, or compliance with the terms of this Agreement, as Lender may reasonably request.

6.2    Notices of Material Events. Borrowers will furnish to Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or the SEC, the Board of Governors, FINRA, MSRB, NYSE, CFTC, FDIC, OCC, PBGC or any other Governmental Authority, Self-Regulatory Organization or securities exchange against or affecting a Borrower or any Subsidiary, or any adverse development in any such pending action, suit, proceeding or investigation not previously disclosed in writing by a Borrower to Lender, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that an ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of a Borrower and the Subsidiaries in an aggregate amount of $10,000,000 or more;

(d) the failure of any Borrower to timely perform in response to a capital call or other funding demand made upon it by any fund or issuer with respect to any of the Pledged Private Equity Securities; and

(e) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3    Existence; Conduct of Business. Each Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, and all authorizations, consents, permits, licenses and registrations from and with any Governmental Authority, Self-Regulatory Organization or securities exchange, necessary or material to the conduct of its business, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4    Payment of Tax. Each Borrower and each Subsidiary will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) a Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.5    Maintenance of Properties. Each Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.6    Insurance. Each Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, except, in the case of wind and flood insurance coverage, if it is not available on commercially reasonable terms and a Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect to its self-insurance in respect thereof in accordance with GAAP.

6.7    Books and Records; Inspection and Audit Rights. Each Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. Each Borrower and each Subsidiary will permit Lender, and any agent designated by Lender, upon reasonable prior notice, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.8    Compliance with Laws. Each Borrower and each Subsidiary will comply with all laws (including the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Bank Holding Company Act of 1956, the Commodity Exchange Act, Environmental Laws, ERISA and all orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Borrower and each Subsidiary will comply with all applicable capital requirements of all Governmental Authorities (including Rule 15c3-1 and, as applicable, OCC and Board of Governors capital requirements).

6.9    Ownership of Subsidiaries. RJI will continue to own, directly or indirectly, free and clear of all Liens (other than Liens permitted under Section 7.3 that arise by operation of law), 100% of the outstanding Equity Interests in each of RJS, Forensics, Photos, and Properties, unless transferred in a Permitted Disposition.

6.10    Undertaking as to Consents. Notwithstanding any other provision of this Agreement or the Security Agreement, Borrowers shall not be required to deliver on the Closing Date (a) control agreements respecting deposit accounts, (b) control agreements respecting securities accounts (other than those holding the Pledged Auction Rate Securities), (c) originals of instruments or certificated securities (other than any certificated securities of RJS), (d) consents of Persons necessary to make the Pledged Private Equity Securities qualify as Eligible Private Equity Securities, or (e) certificates confirming the Constituent Documents for and existence of all issuers of Pledged

Securities that provide Lender with consents. Borrowers shall deliver such control agreements and original instruments and certificated securities on or before the Compliance Date. Borrowers shall use commercially reasonable efforts to acquire and deliver to Lender, on or before the Compliance Date, such consents and related certificates regarding the Pledged Private Equity Securities.

6.11    Undertaking as to Operating Agreements. Prior to the Compliance Date, Borrowers shall cause Forensics, Photos and Properties to amend their operating agreements or limited liability company agreements, as applicable, to expressly accommodate the rights of Lender under the Security Agreement. The terms of such amendments shall include the items provided in Exhibit 6.11 attached hereto.

ARTICLE 7

NEGATIVE COVENANTS

Until the Obligations have been satisfied in full, Borrowers covenant and agree with Lender that:

7.1    General Business Activities. Borrowers shall not engage in any business activities other than the ownership, funding, management, sale and administration of the Pledged Auction Rate Securities, the Pledged Private Equity Securities, the Excluded Auction Rate Securities, the Excluded Consent Interests, and activities appropriately incidental thereto.

7.2    Indebtedness. No Borrower nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under this Agreement;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.2 attached hereto;

(c) (i) moneys due to counterparties under stock loan transactions in respect of marketable securities, (ii) liabilities to customers for cash on deposit, (iii) liabilities to brokers, dealers and clearing organizations relating to the settlement of securities transactions and (iv) monies due to counterparties under interest rate and credit default swap transactions, in each case under clauses (i) through (iv) arising, or pursuant to transactions entered into, in the ordinary course of business;

(d) Indebtedness of a Borrower to another Borrower (provided that such Indebtedness shall not have been transferred to any Person other than a Borrower);

(e) Indebtedness incurred in connection with merchant banking activities within the scope of activities in the aggregate principal amount not exceeding $50,000 at any time outstanding; and

(f) Indebtedness of a Borrower or any Subsidiary to Guarantor (including any loan made by Guarantor to permit the acquisition of additional Pledged Auction Rate Securities after the Closing Date, and Lender shall allow any funds so advanced by Guarantor for this purpose to pass freely through Borrowers’ accounts).

7.3    Liens. No Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens for Taxes, assessments or governmental charges or levies on its assets not more than 60 days past due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case arising in the ordinary course of business, which secure the payment of obligations (other than Indebtedness) not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation;

(d) Liens arising by operation of law securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l); and

(e) Liens incurred in the ordinary course of the settlement of securities transactions.

7.4    Fundamental Changes. Neither a Borrower nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all its assets as an entirety to any other Person, or liquidate or dissolve, except that, (i) any Person may merge into a Borrower in a transaction in which such Borrower is the surviving entity, so long as prior to and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (ii) any Person (other than a Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, so long as prior to and after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (iii) any Subsidiary may merge into or consolidate with any Person (other than a Borrower) in a transaction permitted under Section 7.6 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, and (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all its assets as an entirety to a Borrower or a wholly owned Subsidiary (or, if the transferring Subsidiary is not a wholly owned Subsidiary, to any other Subsidiary in which a Borrower’s direct or indirect ownership percentage is at least equal to that of the Borrower in the transferring Subsidiary).

7.5    Investments and Acquisitions. Neither a Borrower nor any Subsidiary will (i) purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, (ii) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person or (iii) purchase or otherwise acquire any assets (other than in the ordinary course of business) that, following the acquisition thereof, would constitute more than 15% of the assets of Borrowers and the Subsidiaries, taken as a whole, except:

(a) Investments existing on the date hereof in the Subsidiaries and Affiliates of a Borrower;

(b) (i) obligations of, or obligations fully guaranteed by, the United States of America or Canada, (ii) commercial paper and other short-term notes and debt securities rated investment grade by a national securities rating agency, (iii) demand deposit accounts maintained in the ordinary course of business and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(c) additional Investments in existing Subsidiaries of a Borrower; provided that no Default shall have occurred and be continuing either immediately before or after giving effect to such transaction and no Material Adverse Effect would result therefrom; and

(d) loans to Affiliates (to avoid doubt, whether or not a Borrower) made only of funds that are proceeds of the Loan.

7.6    Asset Sales. Neither a Borrower nor any Subsidiary will lease, sell, transfer or otherwise dispose of any of its assets, including any Equity Interest owned by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, to any Person, except for a sale, lease, transfer, or other disposition (including pursuant to a merger or consolidation) (i) that is made in a bona fide transaction with buyers or other such transaction parties who are not Affiliates or Related Parties of any Borrower, and (ii) the Net Proceeds for which are delivered to Lender as provided in Section 2.5(c) (each such transaction a “Permitted Disposition”). Lender shall issue such lien releases as may be appropriate for Borrowers to close any Permitted Disposition. To avoid doubt, Borrowers shall remit to Lender all Net Proceeds of any disposition undertaken in violation of this Agreement and Lender shall retain its security interest in such proceeds and in the transferred assets. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, Lender hereby agrees that Photos shall be entitled to sell to management of Raymond James Capital, Inc. (“RJC Management”) 10% of the common stock of Event Photography Group Holding Company, Inc. and Forensics shall be entitled to sell to RJC Management 10% of the common equity units of Sirchie Acquisition Company; provided that such sales are evidenced by definitive documentation, including customary drag-along and tag-along rights, executed before the Compliance Date that is in form and substance reasonably acceptable to Lender and such sales and related documentation shall retain in Photos and Forensics, as applicable, by agreement, irrevocable proxy or otherwise, all voting rights in Event Photography Group Holding Company, Inc. and Sirchie Acquisition Company.

7.7    Guarantees. Neither a Borrower nor any Subsidiary will create, incur, assume or permit to exist any Guarantee with respect to the obligations of any Person (including any Guarantee with respect to the obligations of a Subsidiary), except:

(a) indorsements of instruments for deposit or collection in the ordinary course of business; and

(b) Guarantees by a Borrower with respect to settlement of securities transactions by other Borrowers in the ordinary course of business.

7.8    Transactions with Affiliates. Neither a Borrower nor any Subsidiary will enter into any transaction (including the purchase or sale of any asset or service) with, or make any payment or transfer to, any Affiliate, except (a) with respect to any sale, lease or other transfer of any assets (other than cash advances or loans) to, or any purchase, lease or other acquisition of any assets from, any Affiliate, in the ordinary course of business at prices and on terms and conditions not less favorable to a Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) with respect to any other transaction with any Affiliate, in the ordinary course of business and pursuant to the reasonable requirements of a Borrower’s or such Subsidiary’s business and upon fair and reasonable terms and (c) transactions among a Borrower and wholly owned Subsidiaries.

7.9    Modifications to Organization Documents and Fiscal Year. No Borrower will (a) amend, modify or waive any of its rights under its articles of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver is materially adverse to Lender or (b) change its fiscal year to end on a date other than September 30, except that a Borrower may change its fiscal year to end on December 31 if the Bank Holding Company Act of 1956 becomes applicable to such Borrower.

7.10    Restrictive Agreements. Neither a Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any indenture, agreement, instrument or other arrangement that (a) prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of a Borrower’s obligations hereunder, the amending of this Agreement or the ability of any Subsidiary to (i) pay dividends or make other distributions on its Equity Interests, (ii) make loans or advances to a Borrower or (iii) repay loans or advances from a Borrower or (b) contains any provision which would be violated or breached by the making of the Loan or by the performance by a Borrower or any Subsidiary of any of its obligations under this Agreement.

7.11    Restricted Payments. No Borrower will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for Permitted Distributions.

7.12    Exception for Operating Company Subsidiaries. Restrictions of this Article 7 applicable by their terms to Subsidiaries shall not apply to any Subsidiaries that (a) are not Borrowers, and (b) as of the date hereof, are operating companies rather than holding companies.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

8.1    Events of Default. Each of the following shall constitute an event of default (collectively, “Events of Default”):

(a) Borrowers shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrowers shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any of the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 5 days;

(c) any representation, warranty or statement made or deemed made by or on behalf of a Borrower in this Agreement or in any report, certificate, financial statement or other information provided pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 2.2, 6.2(a), 6.3 or 6.9, or Article 7;

(e) a Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) a Borrower’s knowledge of such failure or (ii) receipt of notice of such failure from Lender to a Borrower;

(f) any Borrower or Guarantor shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material

Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, liquidator, sequestrator, conservator or similar official for any Borrower or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, examiner, liquidator, sequestrator, conservator or similar official for such Borrower or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of such Borrower or Guarantor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j) any Borrower or Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or such portion of the property of a Borrower, the Subsidiaries or Guarantor that could reasonably be expected to result in a Material Adverse Effect;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment, or portion thereof, covered by insurance (other than under a self-insurance program) provided by a financially sound and reputable insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against a Borrower or Guarantor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Borrower or Guarantor to enforce any such judgment;

(m) one or more judgments for injunctive relief shall be rendered against a Borrower or Guarantor that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, which judgment or judgments shall not be effectively stayed;

(n) one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(o) the breach by Guarantor of any material representation, covenant or obligation under the Guaranty, including, but not limited to, the obligations to maintain a minimum tangible net worth and to maintain the required credit ratings;

(p) a Change in Control shall occur; or

(q) the occurrence of an “Event of Default” under that Transaction Agreement dated July 24, 2008, as amended, entered into between Lender and Raymond James & Associates, Inc., a Florida corporation and affiliate of Borrowers.

8.2    Lender’s Rights upon an Event of Default. If an Event of Default occurs and is continuing, then, and in every such event (other than an event with respect to a Borrower described in Section 8.1(h) or 8.1(i)), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrowers, declare the Loan then outstanding to be due and payable in whole (or in part), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrowers hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers; and in the case of any event with respect to a Borrower described in Section 8.1(h) or 8.1(i), the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrowers hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers. If an Event of Default occurs and is continuing, and whether or not Lender has accelerated the maturity of the Loan, Lender may proceed to protect and enforce its rights and remedies under this Agreement, the Promissory Note and/or any of the other Loan Documents (including the exercise of all remedies available to Lender under the Security Agreement) by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law, the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be applied to the Obligations in such order of preference as Lender shall determine.

ARTICLE 9

GENERAL PROVISIONS

9.1    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

9.2    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to a Borrower, to it at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Jeffrey P. Julien, Chief Financial Officer (Fax No. (727) 567-5915); and

(ii)	if to Lender, to Regions Bank, 100 North Tampa Street, Suite 3100, Tampa, FL 33602, Attention: Debra Cross (Fax No. (813) 226-1260).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Any party hereto may change its address or fax number for notices and other communications hereunder by written notice to the other parties hereto in the manner provided above.

9.3    Waivers; Amendments.

(a) No Waiver; Cumulative Remedies. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of the Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time (it being the express intent of the parties hereto that Lender be able to exercise all rights and remedies provided for under the Loan Documents whether or not any Event of Default entitling the exercise of such rights and remedies was a condition precedent to the making of the Loan on the funding date of the Loan).

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrowers and Lender.

9.4    Expenses; Indemnity; Damage Waiver.

(a) Expenses. Borrowers shall pay all reasonable out-of-pocket expenses incurred by Lender, including the reasonable and documented fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, post-closing requirements (including, but not limited to, those arising under Sections 6.10, 6.11 and 7.13) or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) Indemnity. Borrowers shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring and negotiation of the credit facility provided for herein, (ii) the Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by a Borrower or any Subsidiary, or any other Environmental Liability related in any way to a Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Limitation of Claims. To the fullest extent permitted by applicable law, a Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Loan, or the use of the proceeds thereof. To the fullest extent permitted by applicable law, Lender shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against a Borrower, the Subsidiaries or their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loan or the use of the proceeds thereof; provided that the foregoing shall not relieve or limit in any manner a Borrower’s obligation to indemnify the Indemnitees pursuant to paragraph (b) of this Section in respect of any such damages claimed by any third party against any Indemnitee.

(d) Due Upon Demand. All amounts due under this Section shall be payable promptly after written demand therefor.

9.5    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and Lender’s right of assignment is restricted as provided further in this Section 9.5. Until one year from the Closing Date, Lender shall not assign the Loan in whole or in part without the prior written consent of Borrowers, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed granted as to any written request unless Borrowers object thereto in writing within 5 Business Days of receipt thereof); provided, however, Borrowers’ consent shall not be required for such an assignment at any time that a Default or Event of Default exists. After such initial year, Lender may freely assign the Loan in whole or in part without Borrowers’ consent. Any such assignee of Lender shall not be entitled to receive under Section 2.9 any payment greater than that which Lender would have been entitled to receive with respect to the assigned Loan (or any portion thereof). Without limitation, at all times, Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.6    Survival. All covenants, agreements, representations and warranties made by Borrowers in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement is executed and delivered or any credit is extended hereunder (including as a result of limited conditionality to making the Loan on the funding date of the Loan), and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.7, 2.8, 2.9 and 9.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

9.7    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of Lender and, if applicable, its Affiliates under any commitment letter submitted by it (but does not supersede any other provisions of such commitment letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender, and each Affiliate thereof, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by Lender, or by such an Affiliate, to or for the credit or the account of a Borrower against any and all of the obligations then due of Borrowers now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations of

Borrowers are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender, and each Affiliate thereof, under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or Affiliate may have. Lender agrees to notify Borrowers promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

9.10    Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Exclusive Venue. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, or the United States District Court for the Middle District of Florida, Tampa Division, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and Borrowers hereby irrevocably and unconditionally agree that all claims arising out of or relating to this Agreement brought by any of them or any of their Affiliates shall be brought, and shall be heard and determined, exclusively in such Florida State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against a Borrower or any of its properties in the courts of any jurisdiction.

(c) No Objection to Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.13    Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to a Borrower or any Subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or the Subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of a Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender or any Affiliate of Lender on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from a Borrower relating to a Borrower or any Subsidiary or their businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14    USA PATRIOT Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, Lender is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify Borrowers in accordance with such Act.

9.15    No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, each Borrower, the Subsidiaries and their Affiliates, on the one hand, and Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Lender or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrowers, the Subsidiaries and their Affiliates, and Lender has no obligation to disclose any of such interests to Borrowers, any Subsidiary or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it, any Subsidiary or any of their Affiliates may have against Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

[The remainder of this page is intentionally left blank.]

This Credit Agreement is dated as of the date first written above.

LENDER:

REGIONS BANK

By:	/s/ John A. Acosta
Name: John A. Acosta
Title: Executive Vice President

BORROWERS:

RAYMOND JAMES INVESTMENTS, LLC

By:	/s/ David E. Thomas, Jr.

Name:	David E. Thomas, Jr.

Title:	President

RJ SECURITIES, INC.

By:	/s/ Jeffrey P. Julien

Name:	Jeffrey P. Julien

Title:	President

RJC FORENSICS, LLC

By:	/s/ Gene J. Ostrow

Name:	Gene J. Ostrow

Title:	President

RJC EVENT PHOTOS, LLC

By:	/s/ David E. Thomas, Jr.

Name:	David E. Thomas, Jr.

Title:	President

MORGAN PROPERTIES, LLC

By:	/s/ James Dieck

Name:	James Dieck

Title:	Chief Manager